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                                                                    EXHIBIT 4.1


                         OUTDOOR CHANNEL HOLDINGS, INC.
                NON-STATUTORY STOCK OPTION PLAN AND AGREEMENT(1)
                ------------------------------------------------

         THIS NON-STATUTORY STOCK OPTION PLAN AND AGREEMENT (the "Agreement") by and between OUTDOOR CHANNEL HOLDINGS, INC., a Delaware corporation (the "Company"), and WILLIAM A. OWEN ("Employee") is entered into effective as of the 13th day of November 2003.

                                    RECITALS
                                    --------

         1. Pursuant to that certain offer letter dated October 13, 2003 by and between the Company and Employee (the "Letter"), and as an inducement to Employee to enter into an employment relationship with the Company, the Company has agreed to grant Employee non-statutory options to purchase an aggregate of up to 437,500 shares of the Company's common stock;

         2. The Board of Directors of the Company has approved the grant of options under this Agreement, subject to approval by the stockholders of the Company; and

         3. The parties desire to set forth the terms and conditions governing the options granted hereunder.

         NOW, THEREFORE, the parties hereto agree as follows:

         1. GRANT. The Company hereby grants to Employee the right to purchase up to 437,500 shares of the Company's common stock at a price equal to $11.60 per share, on the terms and conditions set forth herein. The options granted hereunder are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code, as amended, and are not granted pursuant to any Company stock option plan. Employee agrees that Employee and any other person who may be entitled hereunder to exercise these options shall be bound by all terms and conditions of this Agreement.

         2. VESTING.

                  (a) SCHEDULE. Subject to all of the terms contained in this Agreement, except as specifically set forth in Section 3 hereof and provided that Employee continues to provide "Continuous Service" (as defined in Section 3 below) to the Company at such times, the options granted herein shall vest and become exercisable on the dates and in the amounts as set forth on Exhibit A hereto.

                  (b) CHANGE OF CONTROL. Upon a Change of Control (as such term is defined below), unless otherwise determined by the Board of Directors of the Company (the "Board"), then the vesting of all options granted pursuant to this Agreement shall accelerate, regardless of whether the vesting requirements set forth herein have been satisfied, and Employee shall have the right, for a period of ninety (90) days following the termination of Employee's employment, to exercise this option with respect to all shares, to the extent not previously exercised. This Agreement and all rights granted hereunder shall terminate and otherwise be extinguished on the 91st day following such termination. "Change in Control" shall mean (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of more than fifty percent (50%) of the outstanding securities of the Company, other than the Company or any person or group who as of the date of this Agreement is or are director(s) or officer(s) of the Company (including any affiliates of such officer(s) or director(s) and trusts established by such persons); (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction to change the state in which the Company is incorporated; (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iv) a complete liquidation or dissolution of the Company; or (v) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger.

----------
(1) This plan, as amended, reflects the reincorporation of the Company from Alaska into Delaware on September 14, 2004 and the 5 for 2 forward split effected in connection therewith.


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         3. TERMINATION OF EMPLOYMENT. Employee's right to exercise this option shall terminate upon the first to occur of the following:

                  (a) the fifth (5th) anniversary date of the date of this Agreement;

                  (b) the expiration of one year from the date of termination of Employee's Continuous Service if such termination occurs for any reason other than voluntary resignation or termination for cause, but only to the extent that this option was exercisable on the date of termination of such service; or

                  (c) the expiration of six (6) months from the date of termination of Employee's Continuous Service if Employee's Continuous Service is terminated for cause or if Employee's Continuous Service is terminated due to voluntary resignation, but only to the extent that this option was exercisable on the date of termination of such service.

         As used herein, the term "Continuous Service" means (i) employment by either the Company or any parent or subsidiary corporation of the Company, or by a corporation or a parent or subsidiary of a corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Internal Revenue Code applies, which is uninterrupted except for vacations, illness, or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable, (ii) service as a member of the Board of Directors of the Company until Employee resigns, is removed from office, or Employee's term of office expires and he or she is not reelected, or (iii) so long as Employee is engaged as a consultant or service provider to the Company or other corporation referred to in clause (i) above.

         4. EXERCISE. Subject to approval of this Agreement by the Company's shareholders pursuant to applicable Alaska law, this option may be exercised in whole or in part on the terms and conditions contained herein by Employee giving the Company ten (10) days' prior written notice of Employee's election to exercise, which notice shall specify the number of shares to be purchased and the price to be paid therefore. The purchase price shall be payable in full in United States dollars in one or a combination of the following methods: (i) in cash or check payable to the order of the Company; (ii) in accordance with a cashless exercise program acceptable to the Company pursuant to which Employee concurrently provides irrevocable instructions (A) to such Employee's broker or dealer to effect the immediate sale of the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the purchase price plus all applicable income and employment taxes required to be withheld by the Company by reason of such exercise and (B) to the Company to deliver the certificates for the purchased shares directly to such broker or dealer in order to complete the sale; and (iii) in the sole discretion of the Board of Directors of the Company, such other method of payment or other consideration permitted by applicable law. No shares shall be delivered pursuant to an exercise of an option until payment in full of the purchase price therefore is received by the Company.

         5. EFFECT OF EXERCISE. Upon the exercise of all or any part of these options, the number of shares of common stock subject to the options granted pursuant to this Agreement shall be reduced by the number of shares with respect to which such exercise is made.

         6. EXPIRATION. The options granted hereunder shall expire, to the extent not previously exercised or earlier terminated pursuant to Section 3 hereof, upon the fifth (5th) anniversary of the date of this Agreement.

         7. TRANSFERABILITY. This option shall be transferable only by will or by the laws of descent and distribution to the estate (or other personal representative) of Employee and shall be exercisable during Employee's lifetime only by Employee. Except as otherwise provided herein, any attempt at alienation, assignment, pledge, hypothecation, transfer, sale, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of this option or any right under this Agreement, shall be null and void.

         8. WITHHOLDING REQUIREMENTS. In the event the Company determines that it is required to withhold state or federal income taxes as a result of the exercise of these options, Employee shall be required, as a condition to the exercise hereof, to make arrangements satisfactory to the Company to enable it to satisfy such withholding requirements.

         9. RIGHTS AS A STOCKHOLDER. Employee, or any permitted transferee of Employee, shall have no rights as a stockholder with respect to any shares covered by these options until the date of the issuance of a stock certificate for such shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 10 of this Agreement. This


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Agreement shall not confer upon Employee any right of continued employment by the Company or interfere in any way in the Company's right to terminate
Employee.

         10. RECAPITALIZATION. The number of shares of common stock covered by this option and the exercise price thereof shall be proportionately adjusted for any increase or decrease in the number of issued shares of common stock resulting from a subdivision or consolidation of such shares or the payment of a stock dividend (but only of common stock) or any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by the Company. If the Company is the surviving corporation in any merger or consolidation, this option shall pertain and apply to the securities to which a holder of the number of shares of common stock subject to the option would have been entitled. The foregoing adjustments shall be made by the Company's board of directors, whose determination shall be conclusive and binding on the Company and Employee.

         11. SECURITIES ACT AND OTHER REGULATORY REQUIREMENTS. This option is not exercisable, in whole or in part, and the Company is not obligated to sell any shares of the Company's common stock subject to this option, if such exercise or sale, in the opinion of counsel for the Company, would violate the Securities Act of 1933 (the "Securities Act") (or any other federal or state statutes having similar requirements) as it may be in effect at that time. Employee acknowledges and agrees that the options granted to Employee pursuant to this Agreement are being acquired for investment purposes only and not with a view to any public distribution thereof. The certificates evidencing any shares issued pursuant to these options shall bear such restrictive legends as required by federal or state law. Employee agrees not to offer to sell or otherwise dispose of the shares of the Company's common stock acquired upon the exercise of these options in violation of the registration requirements of the Securities Act or any applicable securities laws.

         12. NOTICES. Any notice or other communication required or permitted hereunder or by law shall be validly given or made only if in writing and delivered in person to an officer or duly authorized representative of the other party, or deposited in the United States mail, duly certified or registered, return receipt requested, postage prepaid, and addressed to the party to whom intended. If sent to the Company, it shall be addressed in care of the Chief Executive Officer, Outdoor Channel Holdings, Inc., 43445 Business Park Drive, Suite 113, Temecula, California 92590, and if sent to Employee, it shall be addressed to Employee's address on file with the Company on the date of such notice. If sent by mail, notice shall be deemed given two days after deposit of such notice in the mail and in accordance with this section. Any party may from time to time, by written notice to the other, designate a different address for notice which shall be substituted for that specified above.

         13. CHOICE OF LAW; COUNTERPARTS. This Agreement, and all rights and obligations hereunder, shall be governed by the laws of the State of California. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

         14. ARBITRATION; VENUE. The parties hereto agree that any disputes or controversies relating to or arising out of this Agreement shall be resolved exclusively by arbitration, in accordance with the Letter. The venue for any such proceeding shall be as set forth in the Letter.

         15. SUCCESSOR. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, beneficiaries, executors and administrators.

         16. INTEGRATION. The terms and conditions of the options hereunder shall be governed exclusively by this Agreement and this Agreement shall supercede the Letter and any other agreement between the parties with respect to all matters pertaining to the options granted hereunder. Employee acknowledges that this Agreement (and the grant of options hereunder) and the grant of options to Employee to purchase 25,000 shares of the Company's common stock under the Company's 1995 Stock Option Plan also made effective as of the date of this Agreement satisfy the Company's obligations under paragraph 5 of the Letter. The Board shall have full power and authority to operate, manage and administer this Agreement and interpret and construe this Agreement.

         17. PARAGRAPH HEADINGS; EMPLOYMENT. Paragraph headings are for convenience only and are not part of the context. This Agreement shall not obligate the Company or any affiliate to employ Employee for any period of time, nor does this Agreement constitute a contract or agreement for employment.

         18. SHAREHOLDER APPROVAL. This Agreement is effective as of the date approved by the Board of Directors of the Company; provided, however, that this Agreement shall be submitted to the Company's stockholders for approval (or


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ratification), and if not approved by the stockholders within one year from the date approved by the Board of Directors, this Agreement shall be of no force and effect. The options granted under this Agreement before approval of this Agreement by the stockholders are granted subject to such approval and shall not be exercisable before such approval.


         IN WITNESS WHEREOF, this Agreement is dated as of the date first written above.

                             OUTDOOR CHANNEL HOLDINGS, INC.,
                             a Delaware corporation


                             By:      /s/ Perry Massie
                                      ------------------------
                             Name:    Perry Massie
                             Title:   Chief Executive Officer


                             EMPLOYEE:


                             /s/ William A. Owen
                             -------------------
                             William A. Owen



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                                    EXHIBIT A
                                    ---------


             VESTING DATE                       NUMBER OF VESTED SHARES
             ------------                       -----------------------
             January 13, 2004                           15,000
             April 13, 2004                             10,000
             July 13, 2004                              10,000
             October 13, 2004                           10,000
             January 13, 2005                           10,000
             April 13, 2005                             10,000
             July 13, 2005                              10,000
             October 13, 2005                           10,000
             January 13, 2006                           10,000
             April 13, 2006                             10,000
             July 13, 2006                              10,000
             October 13, 2006                           10,000
             January 13, 2007                           10,000
             April 13, 2007                             10,000
             July 13, 2007                              10,000
             October 13, 2007                           10,000
             January 13, 2008                           10,000
                                                      ---------
                  TOTAL:                               175,000


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